INVESCO LTD. 2011 GLOBAL EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT – PERFORMANCE VESTING – CANADA
Non-transferable
Invesco Ltd. (“Company”)
hereby awards to
[Participant Name]
(“Participant” or “you”)
[Number of Shares Granted]
Restricted Stock Units (“Maximum Total Award”)
as of [Grant Date] (“Grant Date”)

Subject to the conditions of the Invesco Ltd. 2011 Global Equity Incentive Plan (“Plan”) and this Award Agreement, the Company hereby grants to you the number of Restricted Stock Units (“RSUs”) set forth above, which shall become vested and non-forfeitable as follows:

On each of (i) the first anniversary of the Grant Date, (ii) the second anniversary of the Grant Date and (iii) December 15 of the second calendar year after the Grant Date (each, a “Determination Date”), the number of RSUs that shall become vested and non-forfeitable shall equal one-third (1/3) of the Maximum Total Award multiplied by the greater of (a) the EPS Percentage (as defined in Exhibit 1) and (b) the AOM Percentage (as defined in Exhibit 1), rounded down to the nearest full Share (the “Performance Vesting Formula”), as the same shall be calculated by the Committee. The Committee’s good faith calculation of the number of RSUs that become vested and non-forfeitable pursuant to the Performance Vesting Formula shall be final and binding upon you and the Company.

This Award shall be effective as of the Grant Date set forth above. By accepting this Award Agreement, you acknowledge that you have received a copy of the Plan’s prospectus, that you have read and understood the following Terms and Conditions, which are incorporated herein by reference, and that you agree to the following Terms and Conditions and the terms of the Plan and this Award Agreement. If you fail to accept this Award Agreement within sixty (60) days after the Grant Date set forth above, the Company may determine that this Award has been forfeited.

ACCEPTED AND AGREED TO by the Participant as of the Grant Date set forth above.

Participant:

____________________________________
                            Signature
Continued on the following page

TERMS AND CONDITIONS – Restricted Stock Units – Performance Vesting – Canada
1. Plan Controls; Restricted Stock Units. In consideration of this Award, you hereby promise to honor and to be bound by the Plan and this Award Agreement, including the following terms and conditions, which serve as the agreed basis for your Award. The terms contained in the Plan are incorporated into and made a part of this Award Agreement, and this Award Agreement shall be governed by and construed in accordance with the Plan. The RSUs represent a contractual obligation of the Company to deliver the number of Shares specified on page 1 hereof pursuant to the terms of Section 10 of the Plan and the additional terms and restrictions hereunder. Unless the context otherwise requires, and solely for purposes of these Terms and Conditions, the term “Company” means Invesco Ltd., its Subsidiaries and their respective successors and assigns, as applicable. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Plan.
2. Restrictions and Forfeiture. The RSUs may not be sold, assigned, transferred, pledged or otherwise encumbered. Upon your Termination of Service for any reason, other than as set forth in paragraphs (b) – (e) of Paragraph 3 hereof, you shall forfeit all of your right, title and interest in and to all unvested RSUs, except as determined by the Committee pursuant to Paragraph 3.1 hereof. In addition, upon each Determination Date, you shall forfeit all of your right, title and interest in and to any RSUs that are eligible to vest and become non-forfeitable on such date, but which fail to vest and become non-forfeitable on such date pursuant to the Performance Vesting Formula.
3. Vesting and Conversion to Shares. The RSUs will vest and become non-forfeitable upon the earliest to occur of the following (the “Vesting Date”):

(a)	the Determination Dates, to the extent provided under the Performance Vesting Formula, if you have not experienced a Termination of Service before such respective dates, or

(b)	your Termination of Service due to death or Disability, or

(c)
your involuntary Termination of Service, other than for Cause, Disability or unsatisfactory performance, as determined by the Head of Human Resources in his sole discretion, provided that you sign and do not revoke a severance agreement in the form stipulated by the Company, or

(d)	immediately before a Change in Control, if this Award Agreement is not assumed, converted or replaced in connection with the transaction that constitutes the Change in Control, or

(e)	your Termination of Service during the 24-month period following a Change in Control either (i) by the Company other than for Cause or Disability, or (ii) by you for Good Reason.

3.1    Discretionary Vesting. If any or all of your RSUs would be forfeited upon your voluntary Termination of Service, you may appeal the forfeiture pursuant to the procedures established by the Committee, and the Committee, in its sole discretion, may vest some or all of such RSUs to the extent permitted under the applicable guidelines adopted by the Committee.
3.2    Conversion and Payment. Unless the RSUs are forfeited on or before the Vesting Date, the RSUs will be converted into an equal number of Shares, which will be registered in your name as of the Vesting Date, and such Shares will be delivered as soon as practicable thereafter, but not later than December 31 following the second anniversary of the Grant Date and, if you are subject to U.S. federal income tax on such Shares, not later than March 15 of the year following the year in which the Vesting Date occurs.
3.3.    Source of Shares. Upon any conversion of the RSUs as provided in Paragraph 3.2, the Shares delivered to you shall be from the trust subject to that Trust Agreement, dated December 31, 2008, by and between Invesco, Ltd. and BNY Trust Company of Canada, as trustee.
4. No Shareholder Rights; Payment in Lieu of Dividends. You shall have none of the rights of a shareholder of the Company with respect to the RSUs, provided, however, that if cash dividends are paid with respect to Shares while the RSUs are outstanding, any dividends that are paid with respect to Shares that are delivered in satisfaction of vested RSUs will be paid to you at the time the Shares are delivered to you, or as soon as administratively practicable thereafter, but not later than March 15 of the year following the year in which the Vesting Date occurs if you are subject to U.S. federal income tax on such dividends. No dividends will be paid with respect to RSUs that are forfeited for any reason.
5. Notice Period Requirement. During your employment with the Company, any of its Subsidiaries (including the local Subsidiary that legally employs you) or any of their respective successors or assigns (as applicable, the “Employer”), you and, in the absence of Cause, the Employer shall be required to give to the other ( ) months’ advance written notice of the intent to terminate your employment relationship (the “Notice Period”). Your employment with the Employer shall not terminate until the expiration of the Notice Period, provided, however, that the Employer shall have the right, in its sole discretion, to relieve you of any or all of your duties and responsibilities by placing you on paid administrative leave during the Notice Period and shall not be required to provide you with work or access to the Employer's offices during such leave. You shall be entitled to continue to receive your salary and certain other employee benefits for the entire Notice Period, regardless of whether the Employer exercises its right to place you on paid administrative leave. You are prohibited from working in any capacity for yourself or any other business during the Notice Period without the prior written consent of the Company. Notwithstanding the foregoing, at any time during your employment relationship the Employer may, effective immediately and without the benefit of the Notice Period, terminate the employment relationship for Cause. The date on which your employment terminates shall be your “Termination Date” for purposes of this Award Agreement.
6. Employment Matters. You agree that this Award Agreement is entered into and is reasonably necessary to protect the Company’s investment in your advancement opportunity, training and development and to protect the goodwill and other legitimate business interests of the Company. You also agree that, in consideration of the confidential information, trade secrets and training and development provided to you, you will abide by the restrictions set forth in this Paragraph 6, and you further agree and acknowledge that the restrictions set forth in this Paragraph 6 are reasonably necessary to protect the confidential and trade secret information provided to you.
6.1 Nondisclosure. You agree that, in the event of your Termination of Service for any reason, whether during or following the period when the RSUs are subject to vesting restrictions (the “Restriction Period”), you shall not, for a period of six (6) months following the Termination Date (the “Nondisclosure Period”) directly or indirectly use for yourself or any other business or disclose to any person any Confidential Information (as defined below) or Trade Secrets (as defined below) without the prior written consent of the Company, provided, however, that Trade Secrets shall remain protected and may not be used or disclosed without the permission of the Company for so long as they remain Trade Secrets under applicable law. “Trade Secret” means information with respect to the Company that is defined as a trade secret by applicable law and shall, to the extent allowed by law, be deemed to include all non-public or private customer information, including without limitation all information pertaining to customer identity, customer account numbers and/or assets in customer accounts. “Confidential Information” means all non-public or private information regarding the Company or its business or customers that is not recognized as a Trade Secret under applicable law.
6.2 Nonrecruitment; Nonsolicitation. You agree that, in the event of your Termination of Service for any reason, whether during or following the Restriction Period, you shall not, for a period of six (6) months following the Termination Date (the “Covenant Period”), directly or indirectly, individually or in concert with any other person or entity (i) recruit, induce or attempt to recruit or induce any employee of the Company with whom you worked or otherwise had Material Contact (as defined below) during your employment to leave the employ of the Company or otherwise lessen that party’s affiliation with the Company, or (ii) solicit, divert, take away or attempt to solicit, divert or take away any then-current or proposed client or customer of the Company with whom you had Material Contact during your employment for purposes of offering, providing or selling investment management products or services offered by the Company at the date of your Termination of Service that were offered, provided and/or sold by you on the Company’s behalf. For purposes of this provision, you had “Material Contact” with an employee if (i) you had a supervisory relationship with the employee or (ii) you worked or communicated with the employee on a regular basis; and you had “Material Contact” with a current or proposed client or customer if (i) you had business dealings with the current or proposed client or customer on behalf of the Company or (ii) you supervised or coordinated the dealings between the Company and the current or proposed client or customer.
6.3 Enforceability of Covenants. You acknowledge that the Company has a current and future expectation of business from the current and proposed customers of the Company. You acknowledge that the term and scope of the covenants set forth herein are reasonable, and you agree that you will not, in any proceeding, assert the unreasonableness of the premises, consideration or scope of the covenants set forth herein. You and the Company agree that if any portion of the foregoing covenants is deemed to be unenforceable because any of the restrictions contained in this Award Agreement are deemed too broad, the court shall be authorized to provide partial enforcement of such covenants, substitute an enforceable term or otherwise modify the Award Agreement in a manner that will enable the enforcement of the covenants to the maximum extent possible under applicable law. You agree that any breach of these covenants will result in irreparable damage and injury to the Company and that the Company will be entitled to injunctive relief without the necessity of posting any bond. You also agree that you shall be responsible for all damages incurred by the Company due to any breach of the restrictive covenants contained in this Award Agreement and that the Company shall be entitled to have you pay all costs and attorneys’ fees incurred by the Company in enforcing the restrictive covenants in this Award Agreement.
7. Relationship to Other Agreements. Subject to the limitations set forth below, in the event of any actual or alleged conflict between the provisions of this Award Agreement and (i) any other agreement regarding your employment with the Employer (“Employment Agreement”), or (ii) any prior agreement or certificate governing any award of a direct or indirect equity interest in the Company (the documents described in clauses (i) and (ii) hereof being collectively referred to as the “Other Agreements”), the provisions of this Award Agreement shall control and, to the extent of any conflict, be deemed to amend such Other Agreements. Notwithstanding the foregoing, in the event that the Notice Period referred to in Paragraph 5 or the Nondisclosure Period or Covenant Period referred to in Paragraph 6 of this Award Agreement differs from that provided in an Employment Agreement, the Notice Period, Nondisclosure Period or Covenant Period (as applicable) set forth in the Employment Agreement shall apply.

8. Employee Data Privacy. Pursuant to applicable personal data protection laws, the Company hereby notifies you of the following in relation to your personal data and the collection, processing and transfer (collectively, the “Use”) of such data in relation to the Company’s grant of the RSUs and your participation in the Plan. The Use of your personal data is necessary for the Company’s administration of the Plan and your participation in the Plan. Your denial and/or objection to the Use of personal data may affect your participation in the Plan. As such, you voluntarily acknowledge and consent to the Use of personal data as described in this Paragraph 8.
The Company and the Employer hold certain personal information about you, including your name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any Shares held by you, details of all RSUs or any other entitlement to Shares awarded, cancelled, purchased, vested, unvested or outstanding in your favor, for the purpose of managing and administering the Plan (“Data”). The Data may be provided by you or collected, where lawful, from third parties, and the Company will process the Data for the exclusive purpose of implementing, administering and managing your participation in the Plan. The data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations in your country of residence (and country of employment, if different). Data processing operations will be performed minimizing the use of personal and identification data when such data are unnecessary for the processing purposes sought. Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for your participation in the Plan.
The Company and the Employer will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan, and the Company and the Employer may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States. You hereby authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on your behalf to a broker or other third party with whom you may elect to deposit any Shares acquired pursuant to the Plan.
You may, at any time, exercise your rights provided under applicable personal data protection laws, which may include the right to (a) obtain confirmation as to the existence of the Data, (b) verify the content, origin and accuracy of the Data, (c) request the integration, update, amendment, deletion, or blockage (for breach of applicable laws) of the Data, and (d) oppose, for legal reasons, the Use of the Data that is not necessary or required for the implementation, administration and/or operation of the Plan and your participation in the Plan. You may seek to exercise these rights by contacting your Employer’s human resources manager or Invesco, Ltd., Manager, Executive Compensation, 1555 Peachtree Street, NE, Atlanta, Georgia 30309.
9. Income Taxes and Social Insurance Contribution Withholding. Regardless of any action the Company or the Employer takes with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or the Employer (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including the grant of the RSUs, the vesting of the RSUs, the settlement of the RSUs, the subsequent sale of any Shares acquired pursuant to the RSUs and the receipt of any dividends or dividend equivalents; and (ii) does not commit to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate your liability for Tax-Related Items.
If your country of residence (and/or the country of employment, if different) requires withholding of Tax-Related Items, the Company may withhold a portion of the Shares otherwise issuable upon vesting of the RSUs that have an aggregate Fair Market Value sufficient to pay the minimum Tax-Related Items required to be withheld with respect to the Shares. For purposes of the foregoing, no fractional Shares will be withheld or issued pursuant to the grant of the RSUs and the issuance of Shares hereunder. Alternatively (or in combination), the Company or the Employer may, in its discretion, withhold any amount necessary to pay the Tax-Related Items from your regular salary or other amounts payable to you, with no withholding of Shares, or may require you to submit payment equivalent to the minimum Tax-Related Items required to be withheld with respect to the Shares by means of certified check, cashier’s check or wire transfer. By accepting the RSUs, you expressly consent to the methods of withholding as provided hereunder. All other Tax-Related Items related to the RSUs and any Shares delivered in payment thereof shall be your sole responsibility.
To the extent the Company or the Employer pays any Tax-Related Items that are your responsibility (“Advanced Tax Payments”), the Company or the Employer shall be entitled to recover such Advanced Tax Payments from you in any and all manner that the Company determines appropriate in its sole discretion. For purposes of the foregoing, the manner of recovery of the Advanced Tax Payments shall include (but is not limited to) offsetting the Advanced Tax Payments against any and all amounts that may be otherwise owed to you by the Company or the Employer (including regular salary/wages, bonuses, incentive payments and Shares acquired by you pursuant to any equity compensation plan that are otherwise held by the Company for your benefit).
10. Recovery Pursuant to Restatement of Financial Results. Notwithstanding any other provision of this Award Agreement or the Plan, if the Company issues a restatement of financial results to correct a material error and the Committee determines, in good faith, that fraud or willful misconduct by you was a significant contributing factor to the need to issue such restatement, you agree to return immediately to the Company and to forfeit all right, title and interest in and to the following, less any taxes paid or withheld thereon that in the good faith determination of the Committee cannot reasonably be expected to be recoverable by you or your estate: (i) any RSUs or Shares that are granted, become vested or are delivered pursuant to this Award Agreement that would not have been granted, become vested or been delivered, as applicable, based upon the restated financial results, as determined by the Committee in its sole discretion, (ii) any cash dividends or dividend equivalents paid with respect to such RSUs or Shares (either before or after vesting) and (iii) if applicable, any proceeds from the disposition of the Shares described in clause (i) above (collectively, the “Repayment Obligation”). You agree that the Company shall have the right to enforce the Repayment Obligation by all legal means available, including without limitation, by withholding other amounts or property owed to you by the Company.
11. Code Section 409A. The RSUs granted under this Award Agreement are not intended to constitute a nonqualified deferred compensation plan within the meaning of Section 409A of the Code, and the Plan and this Award Agreement shall be interpreted, administered and deemed amended, if applicable, in a manner consistent with this intention. Notwithstanding the terms of this Award Agreement, if you are subject to U.S. federal income tax on any amounts payable hereunder and if any such amounts, including amounts payable pursuant to Paragraph 5 hereof, constitute nonqualified deferred compensation under Section 409A of the Code, those amounts shall be subject to the provisions of Section 13(g) of the Plan (as if the amounts were Awards under the Plan, to the extent applicable).
12. Notice. Notices and communications under this Award Agreement must be in writing and either personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to Invesco Ltd., Manager, Executive Compensation, 1555 Peachtree Street, NE, Atlanta, Georgia 30309, or to any other address designated by the Company in a written notice to you. Notices to you will be directed to your address then currently on file with the Company, or to any other address given by you in a written notice to the Company.

13. Repatriation; Compliance with Laws. As a condition to the grant of these RSUs, you agree to repatriate all amounts attributable to the RSUs in accordance with local foreign exchange rules and regulations in your country of residence (and country of employment, if different). In addition, you also agree to take any and all actions, and consent to any and all actions taken by the Company, the Employer and the Company’s local Subsidiaries, as may be required to allow the Company, the Employer and the Company’s local Subsidiaries to comply with local laws, rules and regulations in your country of residence (and country of employment, if different). Finally, you agree to take any and all actions as may be required to comply with your personal legal and tax obligations under local laws, rules and regulations in your country of residence (and country of employment, if different).

14. Discretionary Nature of Plan; No Vested Rights. You acknowledge and agree that the Plan is discretionary in nature and limited in duration, and may be amended, cancelled or terminated by the Company, in its sole discretion, at any time as provided under the Plan. The grant of the RSUs under the Plan is a one-time benefit and does not create any contractual or other right to receive RSUs or other awards or benefits in lieu of RSUs in the future. Future awards, if any, will be at the sole discretion of the Committee, including, but not limited to, the form and timing of an award, the number of Shares subject to an award and the vesting provisions.

15. Termination Indemnities. The value of the RSUs is an extraordinary item of compensation outside the scope of your employment contract, if any. As such, the RSUs are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments to which you may be otherwise entitled.

16. Compliance With Age Discrimination Rules. For purposes of this Award Agreement, if you are a local national of and employed in a country that is a member of the European Union, the grant of the RSUs and the terms and conditions governing the RSUs are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”). To the extent a court or tribunal of competent jurisdiction determines that any provision of the RSUs or this Award Agreement or the Plan is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

17. Use of English Language. You acknowledge and agree that it is your express intent that this Award Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted with respect to the RSUs be drawn up in English. If you have received this Award Agreement, the Plan or any other documents related to the RSUs translated into a language other than English, and if the meaning of the translated version is different from the English version, the English version shall control.

18. Addendum to Award Agreement. Notwithstanding any provisions in this Award Agreement to the contrary, the RSUs shall be subject to any special terms and conditions for your country of residence (and country of employment, if different), as may be set forth in an addendum to this Award Agreement (“Addendum”). Further, if you transfer residency and/or employment to another country as may be reflected in an Addendum to this Award Agreement, the special terms and conditions for such country will apply to your RSUs to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local law or to facilitate the administration of the Plan. Any applicable Addendum shall constitute part of this Award Agreement.

19. Electronic Delivery. The Committee may, in its sole discretion, decide to deliver any documents related to the RSUs by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

T&C – Performance with notice
Canada Tranches 1-3

16372313.2

2011 GEIP RSU Perf Agreement - Canada - Tranches 1-3 - 12m (Feb 2012).doc

EXHIBIT 1
TO THE
INVESCO LTD. 2011 GLOBAL EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT – PERFORMANCE VESTING - CANADA

EPS Percentage    =     ( EPSreported - EPSmin)
            (EPSmax - EPSmin)

AOM Percentage =    ( AOMreported - AOMmin)
            (AOMmax - AOMmin)

For purposes of this Exhibit 1, the terms used above shall have the following meanings:

“EPSreported” means (i) for the Determination Dates that occur on the first anniversary of the Grant Date and the second anniversary of the Grant Date, the adjusted diluted earnings per share of Invesco Ltd. (“Invesco”) for the most recent fiscal year ending before the Determination Date, as set forth in Invesco’s periodic or current reports filed with the Securities and Exchange Commission pursuant to Sections 13 or 15(d) of the Exchange Act of 1934 (the “SEC Reports”), and (ii) for the Determination Date that occurs on December 15 of the second calendar year after the Grant Date, the adjusted diluted earnings per share of Invesco for the nine-month period ending on the September 30 immediately before the Determination Date, as set forth in the SEC Reports, annualized for the fiscal year.

“EPSmin” means $0.75.

“EPSmax” means $1.10.

“AOMreported” means (i) for the Determination Dates that occur on the first anniversary of the Grant Date and the second anniversary of the Grant Date, the adjusted operating margin of Invesco for the most recent fiscal year ending before the Determination Date, as set forth in the SEC Reports, and (ii) for the Determination Date that occurs on December 15 of the second calendar year after the Grant Date, the adjusted operating margin of Invesco for the nine-month period ending on the September 30 before the Determination Date, as set forth in the SEC Reports, annualized for the fiscal year.

“AOMmin” means 22%.

“AOMmax” means 25.5%.

The terms “adjusted diluted earnings per share” and “adjusted operating margin” as used herein shall have the meanings attributed to such terms in the SEC Reports.

Notwithstanding the foregoing, neither the EPS Percentage nor the AOM Percentage shall be greater than 100% or less than 0%.